Exhibit 99.1

Monthly Letter to our STOCKHOLDERS

INLAND
Inland American
REAL ESTATE TRUST, INC.

November 12, 2012

Dear Stockholder:

At Inland American, we keep close tabs on economic trends, indicators and forecasts and how they affect our business. During this time of year our retail portfolio is in the spotlight as we near the upcoming winter holidays. Current trends and sales predictions are looking positive even amidst the pattern of cautious optimism and challenges that still exist in our economy.


KROGER

CY Fair Town Center, Cypress, TX

International Council of Shopping Centers is predicting a three percent rise in holiday sales and even more important is the 8.8 million new hires this season, which would be up 0.4 percent. According to the Hay Group, Kohl's is adding 52,000 seasonal jobs (10,000 more than last year), Walmart is creating 50,000 (slightly more than last year), and Toys 'R' Us will hire 45,000 (up 5,000 from a year ago). Some of these jobs will translate into permanent employment, for example Target retained 30 percent of its seasonal workers last year and Toys 'R' Us kept 15 percent.

Another source, the National Retail Federation is even more optimistic by recently reporting that holiday sales are expected to increase 4.1% from 2011. Obviously, retail tenants looking to hire due to growing sales are tenants we want in our 22.4 million square foot retail portfolio. But we are also a partner with our tenants to ensure our properties stand out and that the predicted increased foot traffic comes to an Inland American center.


ROSS
DRESS FOR LESS

Sparks Crossing, Sparks, NV

Our one-of-a-kind marketing tactics help our properties turn into community gathering places and event centers. Here are a few examples of our marketing programs at the following centers:

<u>CY Fair Town Center – Cypress, TX</u>
This property is located in a growing Houston suburb and is 98 percent occupied. The center is considered a power center but contains a strong necessity-based anchor – Kroger. Other tenants include JCPenney and a Cinemark movie complex. Inland American is sponsoring a direct mail program featuring tenant coupons and sales promotions that will promote holiday cross-shopping among the anchors and small shops located at this center.



Streets of Cranberry, Cranberry, PA

<u>Sparks Crossing – Sparks, NV</u>
Located in the Reno, Nev. region, this property is 330,000 square feet and has a high quality tenant lineup, which includes – Ross Dress for Less, Maurice's and Bed Bath & Beyond. Inland American will draw area families to this center with a November Santa arrival event and a specially priced photo with Santa offer throughout the season.

<u>Streets of Cranberry – Cranberry, PA</u>
Well-positioned in a high-traffic location with excellent demographics, this center represents 107,000 sq. ft. in our retail portfolio and is 96 percent occupied. This lifestyle center features tenants such as LOFT, Chico's and Talbot's. Its holiday tree lighting event features local school choruses and is attended by hundreds of local residents as well as village dignitaries.

Hurricane Sandy “Superstorm Sandy” hit the east coast from Maine to the Carolinas on October 29th and 30th. The storm produced an unprecedented amount of damage and flooding, and sadly the loss of human life. We send our thoughts and well wishes to our stockholders affected by this event and we are grateful to the rescue workers and first responders working around-the-clock to save lives, restore power, and deal with the immediate aftermath of the storm. Looking at the Inland American real estate portfolio, our initial inspection shows minimal damage. The major impact from the storm was the loss of power, which had a small, short-term effect on our hotels in the area. As clean-up and repair crews entered the area and needed hotel rooms during their efforts, the occupancy for the properties returned to normal. Third Quarter 2012 Earnings Call and New Estimated Share Price Webcast All stockholders are invited to join us for our third quarter 2012 earnings call and webcast on Wednesday, December 19, 2012 at 2:00 PM CT. During the webcast management will also announce the company’s new estimated share value. Please register at www.inlandamerican.com. We encourage all of our stockholders to participate and we look forward to answering any questions you may submit. Cash Distribution* Enclosed is a check for your cash distribution equaling $0.04167 per share for the month of October 2012. Inland American’s distribution is paid monthly at an annualized rate equal to $0.50 per share. This equates to an approximate 7% annualized yield based on our current estimated per share value, and our Distribution Reinvestment Plan per share purchase price of $7.22. If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Plan, a distribution statement is enclosed in lieu of a check. Annual Stockholders’ Meeting The Inland American annual stockholders’ meeting was conducted on Tuesday, September 18, 2012 at our office in Oak Brook, Illinois. During the annual meeting, more than 84,000 stockholders endorsed the reelection of directors with an affirmative vote of 94% of the votes cast at the annual meeting. Additionally, the stockholders ratified the appointment of KPMG LLP as Inland American's independent registered public accounting firm for 2012. Thank you to all of our stockholders for submitting their votes in a timely manner. Sincerely, INLAND AMERICAN REAL ESTATE TRUST, INC. Robert D. Parks Thomas P. McGuinness Chairman of the Board President cc: Trustee Broker Dealer Financial Advisor *There is no guarantee that the Company will maintain its existing rate of distributions in the future. Also, the $7.22 estimated share price is based on certain assumptions and limitations as explained in the Company’s filing on Form 8-K dated December 29, 2011. Any revised estimate may be higher or lower than $7.22 per share. The statements and certain other information contained in this letter, which can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “continue,” “remains,” “intend,” “aim,” “towards,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “anticipate,” “position,” “probable,” “committed,” “achieve,” and “focused,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment. Such risks and uncertainties could cause actual results to differ materially from those projected. These uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, and other risk factors.